EXHIBIT 99.1

NANOPHASE TECHNOLOGIES ANNOUNCES THIRD QUARTER REVENUE

22% Year-Over-Year Revenue Growth; 38% Year-Over-Year Product Sales Growth

Romeoville, IL, October 27, 2005 – Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and nanoengineered products, announced the highest revenues during a third quarter in the Company’s history and record revenues for the first nine months of 2005. Based on the financial data accompanying this release, the Company’s results are stated approximately as follows.

For the quarter ended September 30, 2005, total revenues rose to $1.7 million compared with $1.4 in the third quarter of 2004, or a revenue increase of 22% year-over-year. Comparing the same two periods, product sales increased to $1.6 million versus $1.1 million in 2004, or a product revenue growth of 38% year-over-year. Nanophase reported a third quarter 2005 net loss of $1.53 million, or $0.09 per share (fully diluted), compared with a net loss for the third quarter of 2004 of $1.66 million, or $0.09 per share (fully diluted). The Company noted that the 2005 third quarter net loss was negatively impacted by an unplanned non-cash accounting adjustment for a facility lease of approximately $280,000, or $0.02 per share (fully diluted).

For the first nine months of 2005, total revenues rose to $5.4 million compared with $4.2 million in the first nine months of 2004, for a revenue increase of $1.2 million, or 28% year-over-year. Comparing the same two periods, product sales increased to $5.1 million versus $3.5 million in 2004, for a product sales increase of $1.6 million, or an increase of 46% year-over-year. Nanophase reported a net loss for the first three quarters of 2005 of $4.04 million, or $0.23 per share (fully diluted), compared with a net loss for the same period of 2004 of $4.58 million, or $0.27 per share (fully diluted).

“Third quarter revenue growth continues the solid growth trend seen earlier in 2005 and represents the highest third quarter revenue in the Company’s history,” stated Joseph Cross, Nanophase’s president and CEO. “Our first priority is continuing revenue growth along a planned path to future profitability. We have reached record revenue in each of the first three quarters with the majority of revenue growth occurring in product sales, which, we believe, is a positive trend for the future. During the first nine months of 2005, Nanophase has already exceeded the total revenues for 2004. Equally important, we have achieved significant product revenue growth without materially adding to manufacturing overhead as demonstrated in gross margin growth.

“While gross margins fluctuate due to product mix in any quarter, gross margin increased to 12% of total revenues during the third quarter of 2005 versus 5% in the third quarter of 2004. Comparing the first nine months of 2005 to the same period of 2004, gross margin grew to 16% of revenues versus 6% in 2004, or an improvement of 167% year-over-year. This is consistent with our financial models that predict increasing gross margins with additional volume.

“Operationally, Nanophase continues to make solid progress reducing variable manufacturing cost on volume products which directly translates into improved gross margins going forward. We have introduced new nanomaterial products and plan to continue that development pace based on market-pull opportunities with our market partners, strategic new market initiatives, and potential new customers. We expect organic product sales growth through our current market partners – BASF, Altana Chemie, and Rohm & Haas CMP Technologies, as well as new product development and introduction. We are also experiencing solid business development opportunities in several market areas and expect some of these opportunities to mature into revenue producing situations over time.”

Nanophase has scheduled its quarterly conference call for October 27, at 4:00 PM CDT (5:00 PM EDT), which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, Chief Financial Officer. The call may be accessed though the Company’s website, http://www.nanophase.com, and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through November 3, 2005, by dialing 706-645-9291 and entering code 1448328, or by logging onto the Company’s website and following the above instructions.

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 22 United States and 50 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s report on Form 10Q filed May 9, 2005 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$259,164	$475,185
Investments	8,284,208	11,155,126
Trade accounts receivable, less allowance for doubtful accounts of $24,271 on September 30, 2005 and December 31, 2004, respectively	972,299	792,662
Other receivable	—	3,498
Inventories, net	875,857	837,336
Prepaid expenses and other current assets	243,385	499,697

Total current assets	10,634,913	13,763,504

Equipment and leasehold improvements, net	6,849,774	7,457,764
Other assets, net	626,696	571,027

	$18,111,383	$21,792,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debts	$141,449	$579,472
Current portion of capital lease obligations	—	11,826
Accounts payable	464,917	324,485
Accrued expenses	1,190,104	894,022

Total current liabilities	1,796,470	1,809,805

Long-term debt, less current maturities	94,300	—

	94,300	—

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 17,972,592 and 17,895,482 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	179,726	178,955
Additional paid-in capital	72,263,127	71,987,565
Accumulated deficit	(56,222,240)	(52,184,030)

Total stockholders’ equity	16,220,613	19,982,490

	$18,111,383	$21,792,295

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Product revenue, net	$1,579,552	$1,144,010	$5,105,312	$3,497,999
Other revenue	95,062	233,108	267,409	714,547

Total revenue	1,674,614	1,377,118	5,372,721	4,212,546

Operating expense:
Cost of revenue	1,466,790	1,311,622	4,505,554	3,952,908
Research and development expense	486,346	437,941	1,457,026	1,389,638
Selling, general and administrative expense	1,043,907	1,024,581	3,381,243	3,187,758
Lease accounting adjustment	279,810	—	279,810	—

Total operating expense	3,276,853	2,774,144	9,623,633	8,530,304

Loss from operations	(1,602,239)	(1,397,026)	(4,250,912)	(4,317,758)
Interest income	73,054	51,600	209,471	108,386
Interest expense	(5,309)	(16,266)	(26,022)	(60,892)
Other, net	(213)	(289,080)	29,253	(288,320)

Loss before provision for income taxes	(1,534,707)	(1,650,772)	(4,038,210)	(4,558,584)
Provision for income taxes	—	(7,500)	—	(22,500)

Net loss	$(1,534,707)	$(1,658,272)	$(4,038,210)	$(4,581,084)

Net loss per share- basic and diluted	$(0.09)	$(0.09)	$(0.23)	$(0.27)

Weighted average number of common shares outstanding	17,954,371	17,572,006	17,925,256	17,054,946